Exhibit 10.1
MUTUAL AGREEMENT FOR THE
TERMINATION OF EMPLOYMENT
DATED: OCTOBER 17, 2019
This Mutual Agreement for the Termination of Employment (this “Agreement”) is entered into as of the date set forth above (the “Effective Date”) between SWM Luxembourg SARL, having its registered office at 17 rue Edmond Reuter, L-5326 Contern, hereinafter referred to as the “Company”, on the one hand, and Mr. Michel Fievez, 484A, Route De Thionville, L-5886 Alzingen, hereinafter referred to as the “Employee”, on the other hand. The addresses of both the Company and the Employee are located in the Grand Duchy of Luxembourg.
Whereas:

A.	The Employee has been employed by the Company as Executive Vice President, Paper and RTL under an indefinite duration employment contract dated 1 October 2015 (the “Employment Agreement”).

B.	The Company and the Employee wish to terminate the Employment Agreement by mutual consent, as contemplated by Art. L-124-13 of the Labor Code (Code du Travail) of Luxembourg.

C.	The Company is part of a group of company’s owned or controlled by Schweitzer-Mauduit International, Inc. (the “SWM Group”).
NOW, THEREFORE, the Company and the Employee (the “Parties”) agree as follows.

1.	Termination of Employment

a.	The Employment Agreement and the employment relationship created thereunder shall terminate on 31 December 2019 (the “Termination Date”).

b.
To the extent that the Letter of Agreement with Employee Regarding SWM Transition Incentive Compensation should be deemed to be supplement or any other part to the Employment Agreement or the employment relationship, then the Parties agree that the arrangements contained in such Letter are annulled and shall have no force or effect as of the date of signature of this Agreement.

c.
In the event that the annual indexation of salaries in Luxembourg should take place after the Effective Date of this Agreement but before the Termination Date, then the Employee’s salary shall be adjusted to be equal to the salary in effect immediately prior to such indexation, plus the amount of such indexation, less an “adjustment amount.” The “adjustment amount” shall be the less of (i) amount of the annual indexation and (ii) the amount by which the Employee’s salary was increased effective March 2019.

d.
Employee will resign from any position as an officer or member of the board of directors of any company that is part of the SWM Group and the China-based joint ventured, shares of which are owned by a member of the SWM Group. Employee will agree to provide his signature after the Termination Date on documents related to his tenure as such an officer or director, under reasonable circumstances and conditions.

e.
The Company’s agreements herein are conditioned upon the Employee agreeing to provide consulting services to the Company under a separate, mutually agreeable consulting agreement to be executed simultaneously herewith (the “Consulting Agreement”).

f.
The Employee’s agreements herein are conditioned upon the Employee receiving from Schweitzer-Mauduit International, Inc. a satisfactory letter of assurance in respect of his awards under the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan and its Annual Incentive Plan.

2.	Until the Termination Date, Employee shall:

a.
do his best efforts and full assistance as may be required by the Company for a smooth and full transfer of all projects, assignments, duties and responsibilities of Employee to the person appointed to replace him; and

b.	continue the good faith performance of his duties in accordance with his past practice;

3.
The Employee undertakes to strictly follow the confidentiality provisions the Employment Agreement and, inter alia, not to reveal any of the facts, information, sources and contents of documents or otherwise of which he has/will have knowledge by reasons of his working for the Company concerning, among others, the Company itself, its affiliates, its employees, shareholders or clients. The Employee undertakes to keep secret any formulas, proceedings or methods that are used or developed by the Company or its affiliates. The Employee declares to comply at all times with the provisions of professional secrecy.

4.
The Employee further undertakes to observe a total discretion on non-public information in relation to his work both concerning the business and the private facts relating to clients, managers or other employees of the Company. Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law. In the same way the Company will observe total discretion about all it knows about the employee and will not express negatively about the Employee or their relationship.

5.
The Employee shall return to the Company no later than on later of the Termination Date (unless the other term is specifically agreed by the parties in writing) all documents, whether confidential or not, all other belongings of the Company or its affiliates of whatever kind and nature that the Employee was granted or may still have in his possession because of his employment with the Company within the duration of the employment (i.e., laptop, SIM cards, credit cards, mobile phones, electronic office pass, etc.) in normal, undamaged and workable condition. In case the Employee fails to return the same the Company shall send him a formal notice by registered letter and in case the Employee will not remedy, the Company shall be entitled to deduct the amounts owed by the Employee in full from the compensations payable hereunder.

6.
Except for its submission to the Luxembourg Income Tax Administration or its enforcement before a court of competent jurisdiction in case one of the contracting parties does not comply with its provisions, this settlement agreement is and shall remain strictly confidential.

7.
The parties acknowledge that they have made reciprocal concessions in the meaning of article 2044 of the Luxembourg civil code. Both parties declare having understood the meaning and the sense of the present agreement and declare that their consent has not been subject to any constraint. Each party will execute the present agreement in good faith.

8.	The Company will pay to the employee any holiday that would have been untaken at the time of termination.

9.	This agreement is governed by Luxembourg law and in case of litigation the courts of Luxembourg will be competent with exclusive jurisdiction.

10.	This agreement (3 pages and 10 points) is made in two originals, each party acknowledges having received one duly signed original.
* * * * *
Executed in two originals in Contern, Luxembourg, on October 17, 2019

For The Company:        For the Employee:

/s/ D. Ronald Surbey      /s/ Michel Fievez